UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.          )

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under Rule 14a-12

Sizeler Property Investors, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SIZELER PROPERTY INVESTORS, INC.

These materials are being filed with the Securities and Exchange Commission by Sizeler Property Investors, Inc. (the “Company”) in connection with the solicitation of proxies for the 2005 Annual Meeting of Stockholders (the “Annual Meeting”). Specifically, these materials identify the persons who may be deemed to be participants in the solicitation of proxies for the Annual Meeting and their direct or indirect interests in matters to be acted upon at the Annual Meeting. Additional information with respect to the solicitation of proxies will be furnished to stockholders of the Company eligible to vote at the Annual Meeting at a later date. These materials update and supersede the Company’s filing on April 19, 2005, under cover of Schedule 14A.

PROXY SOLICITATION

Stockholders of the Company are advised to read, when available, the Company’s Definitive Proxy Statement and any other relevant documents filed by the Company with the Securities and Exchange Commission in connection with the Company’s solicitation of proxies for the Annual Meeting because these documents will contain important information. Stockholders of the Company and other interested parties may obtain free of charge, when available, copies of the Definitive Proxy Statement and any other documents filed by the Company with the SEC, at the SEC’s internet website www.sec.gov and also on the Company’s internet website www.sizeler.net. When available, the Definitive Proxy Statement for the Annual Meeting also may be obtained free of charge by contacting Morrow & Co., Inc., which is assisting the Company in the solicitation of proxies, at (800) 654-2468 or (212) 754-8000 (collect).

INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

The Company, J. Terrell Brown, William G. Byrnes, Harold B. Judell, Sidney W. Lassen, Thomas A. Masilla, Jr., Dr. James W. McFarland, Richard L. Pearlstone, Dr. James R. Peltier, Theodore H. Strauss and Mark M. Tanz, (the “Participants”) are participants in the Company’s solicitation of proxies for the Annual Meeting within the meaning of the federal securities laws. Information related to the Participants, including their beneficial ownership of the Company common stock, has been provided by each Participant and is set forth below.

The Company is an equity real estate investment trust (REIT) which invests in retail and apartment properties in the southeastern United States. The Company currently owns a total of thirty properties—sixteen in Louisiana, ten in Florida and four in Alabama.

In addition to the direct and indirect interests of each director, the terms of Messrs. Byrnes, Lassen and Peltier on the Board of Directors of the Company expire this year. If nominated, each will stand for election at the Annual Meeting.

Name and Occupations of the Participants

Name and Business Address of Participant	Present Principal Occupation
J. Terrell Brown 7389 Florida Blvd., Ste. 200A Baton Rouge, LA 70806	Chairman of GMFS, LLC (mortgage lending), whose principal business address is 7389 Florida Blvd., Ste. 200A, Baton Rouge, LA 70806
William G. Byrnes 7717 Southdown Rd. Alexandria, VA 22308	Chairman of BuzzMetrics (consulting), whose principal business address is 56 West 22nd St., New York, NY 10010
Harold B. Judell One Canal Place, Ste. 2600 365 Canal St. New Orleans, LA 70130-1138	Senior partner in the law firm of Foley & Judell, LLP, whose principal business address is One Canal Place, Ste. 2600, 365 Canal St., New Orleans, LA 70130-1138; President and Chairman of the Board of Dauphine Orleans Hotel Corporation (hotel operator), whose principal business address is 415 Rue Dauphine, New Orleans, LA 70112

Sidney W. Lassen (*)	Chairman of the Board; Chief Executive Officer of the Company (*); Chairman of the Board and Chief Executive Officer of Sizeler Realty Co., Inc. (“Sizeler Realty”), whose principal business address is 2542 Williams Boulevard, Kenner, Louisiana 70062
Thomas A. Masilla, Jr. (*)	President and Principal Operating Officer of the Company (*)
Dr. James W. McFarland c/o Freeman School of Business Tulane University 7 McAlister Dr. New Orleans, LA 70118-5669	Dean of A.B. Freeman School of Business, Tulane University, whose principal business address is 7 McAlister Dr., New Orleans, LA 70118-5669
Richard L. Pearlstone 5100 Falls Rd. 212 Village Sq. II Baltimore, MD 21210	President of The Pearlstone Group, Inc. (investments), whose principal business address is 5100 Falls Rd., 212 Village Sq. II, Baltimore, MD 21210; managing partner of North Investment LP, whose principal business address is 5100 Falls Rd., 212 Village Sq. II, Baltimore, MD 21210
Dr. James R. Peltier 567 Highway 308 Thibodaux, LA 70301	Oral and Maxillofacial Surgeon (retired)
Theodore H. Strauss 325 St. Paul Street, Ste. 1316 Dallas, TX 75201	Private investor
Mark M. Tanz P.O. Box N7776 Lyford Cay, Nassau, Bahamas	Private investor

(*) Participant’s business address and the principal business address for the Company is 2542 Williams Boulevard, Kenner, Louisiana 70062.

Security Ownership

The Participants may be deemed to have beneficial ownership, either directly or indirectly, of shares of the common stock, $0.0001 par value per share, of the Company (the “Shares”) as set forth below, as of May 11, 2005.

Participant	Beneficial Ownership		Percent of Class (1)
J. Terrell Brown	53,543	(2)	*
William G. Byrnes	18,000	(3)	*
Harold B. Judell	75,590	(4)	*
Sidney W. Lassen	779,482	(5)	3.7%
Thomas A. Masilla, Jr.	245,892	(6)	1.2%
Dr. James W. McFarland	46,391	(7)	*
Richard L. Pearlstone	74,348	(8)	*
Dr. James R. Peltier	13,000		*
Theodore H. Strauss	75,100	(9)	*
Mark. M. Tanz	1,201,642		5.7%
Total	2,582,988		12.0%

* Indicates ownership of less than 1%.

(1)	The percentages are based upon 20,987,315 shares of common stock outstanding on May 4, 2005, except for certain beneficial owners who hold presently exercisable stock options. The percentage for each beneficial owner holding presently exercisable stock options is based upon the sum of 20,987,315 shares of common stock plus the number of shares of common stock subject to presently exercisable stock options held only by such beneficial owner, as indicated in the following notes.
(2)	Includes: (i) 33,000 Shares Mr. Brown has the right to purchase pursuant to exercisable options granted under the Company’s 1986 Stock Option Plan, as amended (the “1986 Stock Option Plan”) and the Company’s 1996 Stock Option and Incentive Plan, as amended (the “1996 Stock Option Plan”) and (ii) 800 Shares owned by Mary Kay Brown, Mr. Brown’s wife.
(3)	Includes 5,000 Shares Mr. Byrnes has the right to purchase pursuant to exercisable options granted under the 1996 Stock Option Plan.
(4)	Includes: (i) 23,000 Shares Mr. Judell has the right to purchase pursuant to exercisable options granted under the 1986 Stock Option Plan, the Company’s 1989 Stock Option Plan and the 1996 Stock Option Plan and (ii) 10,000 Shares owned by Celeste Judell, Mr. Judell’s wife.
(5)	These Shares include (i) 7,500 Shares owned by the Company and credited to the Company’s deferred compensation account for the benefit of Mr. Lassen pursuant to the Non-Elective Deferred Compensation Agreement, amended and restated effective August 3, 2000, between Mr. Lassen and the Company; (ii) 230,000 Shares Mr. Lassen has the right to acquire pursuant to exercisable options granted under the 1986 Stock Option Plan and the 1996 Stock Option Plan; (iii) 82,500 Shares owned directly by Sizeler Realty Co., Inc. (“Sizeler Realty”), in which Mr. Lassen owns an approximate 16% interest and the balance is owned by Marilyn Lassen, Mr. Lassen’s wife and her family; (iv) 5,000 Shares held by Mr. Lassen’s wife; (v) 60,000 Shares owned by HLS Properties LLC of which Mr. Lassen is manager and Mr. Lassen’s wife owns an approximately 26% interest; (vi) 18,000 Shares owned by Sizeler Family Limited Partnership; and (vii) 25,000 incentive restricted shares granted under the 1996 Stock Option Plan. Mr. Lassen disclaims beneficial interest in all the Shares held by his wife and HLS Properties LLC and in all but 1.9% of the Shares held by Sizeler Family Limited Partnership, respectively items (iv), (v) and (vi) in the first sentence of this note. The address of HLS Properties LLC, Sizeler Family Limited Partnership and Sizeler Realty is 2542 Williams Boulevard, Kenner, Louisiana 70062.
(6)	Includes: (i) 20,621 Shares owned by the Company and credited to the Company’s deferred compensation account for the benefit of Mr. Masilla pursuant to the Non-Elective Deferred Compensation Agreement, amended and restated effective
August 3, 2000, between Mr. Masilla and the Company; (ii) 185,000 Shares Mr. Masilla has the right to purchase pursuant to exercisable options granted under the 1986 Stock Option Plan and the 1996 Stock Option Plan; and (iii) 16,500 incentive restricted Shares granted under the 1996 Stock Option Plan.
(7)	Includes 28,000 Shares Dr. McFarland has the right to purchase pursuant to exercisable options granted under the 1986 Stock Option Plan and the 1996 Stock Option Plan.
(8)	Mr. Pearlstone shares voting and investment power over 12,000 of these Shares as co-trustee of certain trusts and has an economic interest in another 12,000 of these Shares as the beneficiary of certain of these trusts, all of which have an address of c/o Blades & Rosenfeld, PA, 20 South Charles Street, Suite 1200, Baltimore, MD 21201. Includes 28,000 Shares Mr. Pearlstone has the right to purchase pursuant to exercisable options granted under the 1986 Stock Option Plan and 1996 Stock Option Plan.
(9)	Includes 28,000 Shares Mr. Strauss has the right to purchase pursuant to exercisable options granted under the 1986 Stock Option Plan and 1996 Stock Option Plan.

No Participant and no associate of any Participant (within the meaning of the federal proxy rules) beneficially owns any securities of the Company other than as described above. Except as set forth above, no Participant beneficially owns any securities of any parent or subsidiary of the Company. No Participant has record ownership but not beneficial ownership with respect to any securities of the Company.

Transactions in Shares of the Company

Other than the transactions described below, no Participant has purchased or sold any securities of the Company in the past two years.

Transactions in Shares by J. Terrell Brown

Date of Transaction	Nature of Transaction	Number of Shares
04/15/2003	(a)	493
04/16/2003	(a)	800
01/16/2004	(b)	2,000
01/18/2005	(b)	2,000

Transactions in Shares by Harold B. Judell

Date of Transaction	Nature of Transaction	Number of Shares
01/16/2004	(b)	2,000
02/23/2004	(c)	5,000
02/25/2004	(d)	500
04/19/2004	(e)	9,500
04/19/2004	(e)	9,500
01/18/2005	(b)	2,000

Transactions in Shares by Richard L. Pearlstone

Date of Transaction	Nature of Transaction	Number of Shares
01/16/2004	(b)	2,000
01/18/2005	(b)	2,000

Transactions in Shares by William G. Byrnes

Date of Transaction	Nature of Transaction	Number of Shares
01/16/2004	(b)	2,000
01/18/2005	(b)	2,000

Transactions in Shares by Dr. James R. Peltier

Date of Transaction	Nature of Transaction	Number of Shares
01/16/2004	(b)	2,000
02/09/2004	(f)	500
02/09/2004	(f)	8,500
01/18/2005	(b)	2,000

Transactions in Shares by Sidney W. Lassen

Date of Transaction	Nature of Transaction	Number of Shares
05/14/2003	(a)	3,792
04/13/2004	(a)	3,713
02/09/2005	(g)	4,311
02/09/2005	(h)	25,000

Transactions in Shares by Thomas A. Masilla, Jr.

Date of Transaction	Nature of Transaction	Number of Shares
05/14/2003	(a)	2,528
04/13/2004	(a)	2,475
02/09/2005	(g)	3,056
02/09/2005	(h)	16,500

Transactions in Shares by Dr. James W. McFarland

Date of Transaction	Nature of Transaction	Number of Shares
01/16/2004	(b)	2,000
01/18/2005	(b)	2,000

Transactions in Shares by Theodore H. Strauss

Date of Transaction	Nature of Transaction	Number of Shares
01/16/2004	(b)	2,000
01/18/2005	(b)	2,000

Transactions in Shares by Mark M. Tanz

Date of Transaction	Nature of Transaction (i)	Number of Shares
04/21/05	(f)	84,181	(1)
04/22/05	(f)	10,900	(2)
04/25/05	(f)	148,161
04/25/05	(f)	110,600
04/26/05	(f)	45,000
04/27/05	(f)	70,000
04/28/05	(f)	75,900
04/29/05	(f)	85,000
05/02/05	(f)	60,000
05/03/05	(f)	167,500
05/04/05	(f)	44,800
05/05/05	(f)	131,900
05/06/05	(f)	50,300
05/09/05	(f)	65,400
05/10/05	(f)	52,000

(1)	issued upon conversion of $926,000 principal amount of the Company’s 9% Convertible Subordinated Debentures, due 2009
(2)	issued upon conversion of $1,630,000 principal amount of the Company’s 9% Convertible Subordinated Debentures, due 2009

(a)	Other grant, award or other acquisition.
(b)	Shares received as annual directors fee under the Directors Plan.
(c)	Exercise of stock option.
(d)	Sale on open market or in private transaction.
(e)	Gift to or from spouse.
(f)	Purchase on open market or in private transaction.
(g)	Receipt of award of Shares as part of 2004 bonus compensation under the Company’s Incentive Award Plan, effective January 1, 1994 (the “Incentive Award Plan”).
(h)	Receipt of Restricted Shares under the 1996 Stock Option Plan.
(i)	Purchase was made with the proceeds of a bank loan to Mr. Tanz from the Toronto-Dominion Bank (“TD”). At May 11, the outstanding amount of indebtedness under the bank loan was approximately $14 million.

Arrangements, Interests and Transactions

Except as set forth above or as described immediately below, no Participant is, or was within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies:

•	Pursuant to the Incentive Award Plan, the Company rewards eligible officers, including Mr. Lassen and Mr. Masilla, on the basis of their contribution to the Company, and in particular on the basis of their contribution to the achievement of the Company’s funds from operations per share. Awards under this plan are payable by the Company one-half in cash and one-half in Shares.

•	On August 6, 1998, the Company’s Board of Directors adopted a replacement shareholder rights plan (“Plan”) to supersede a shareholder rights plan which had been in effect since 1989. Simultaneously, the Board declared a distribution of one purchase right (“Right”) for each Share outstanding at the close of business August 27, 1998, or subsequently issued. Each Right entitles the holder to purchase 1/1,000 of a share of a Series A Preferred Stock of the Company (“Preferred Stock”). The Rights become exercisable upon the earlier of (i) the date of the Company’s public announcement that a person or affiliated group has acquired, or obtained the right to, beneficial ownership of 15% or more of the Company’s Shares; (ii) ten business days following the commencement of a tender offer that would result in a person or affiliated group owning 30% or more of the Company’s Shares; or (iii) ten business days after the Company’s Board of Directors determines that a person or affiliated group has become the beneficial owner of at least 10% of the Company’s Shares and that ownership (a) is intended to cause pressure on the Company to take action or enter into a transaction or transactions intended to provide such persons with short-term financial gain under circumstances where the best long-term interests of the Company and its stockholders would not be served, or (b) is causing or is reasonably likely to cause a material adverse impact on the business or prospects of the Company (including but not limited to jeopardizing the Company’s status as a real estate investment trust, impairing relationships with the Company’s tenants, customers, lenders, providers of financial and other services, or regulators or impairing the Company’s ability to maintain its competitive position). The exercise price of a Right has been established at $40, subject to adjustment as provided in the Plan. Once exercisable, each Right would entitle the holder to purchase Preferred Stock having a value equal to two times the value of the Right. The Rights expire on August 27, 2008.

Except as listed below, no Participant and no associate of any Participant has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be a party.

•	On August 3, 2000, the Company entered into severance agreements, which restated prior agreements, with Mr. Lassen and Mr. Masilla pursuant to which each such officer is entitled to a minimum base salary under his agreement ($354,000 for Mr. Lassen and $275,000 for Mr. Masilla). The board may terminate these agreements at any time with no further obligation upon a finding that the officer has breached or neglected his duties, and an officer may resign at any time upon 30 days’ notice. The board may also terminate the agreements at any time without cause; in that event, or upon death or disability, the officer is entitled to 24 months continued salary and (except in the case of death or disability) benefits. These agreements contain provisions for termination of employment upon a change in control that supersede the agreements’ regular termination provisions. Under each of the severance agreements, a “change in control” is defined, subject to various qualifications, as the acquisition by a person or group of beneficial ownership of 25% or more of the Shares; or the election of a member of the board whose nomination or election was not approved by a majority of the members of the board who were members of the board on the date of the agreement or whose election to the board was previously so approved; or a merger or similar transaction after which the Company’s stockholders hold 50% or less of the voting securities in the resulting entity. If, within 24 months of a change in control, either the Company terminates an officer’s employment for reasons other than a willful breach of duty that is demonstrably and materially injurious to the Company or disability, or the officer resigns because of certain changes in the circumstances of his employment (including the assignment to the officer of duties inconsistent with his prior position; reduction in salary; or relocation), the officer is entitled to three times the sum of (i) his annual salary, (ii) one-half the amount of the bonuses and nonelective deferred compensation paid or credited to him in the past 24 months, and (iii) the amount the Company would have contributed for the officer for a year under its defined contribution plan. In addition, the officer is entitled to a portion of the incentive bonus he would have earned for the year of termination (proportionate to the part of the year elapsed by termination), continuation of life and health insurance benefits for up to 36 months, and reimbursement for out-placement expenses not in excess of $20,000. The agreements provide that if the receipt of benefits in connection with a change in control would subject an officer to excise tax under section 280G of the Code, then the officer will also receive a cash gross-up payment so that he will realize the same amount net after-tax that he would have realized had the excise tax not been applicable.

•	Participants who are directors of the Company receive customary compensation from the Company in exchange for their services as directors. Participants who are non-employee directors are also entitled to receive 2,000 Shares annually for directors fees under the Directors Plan.

Except as described below, there has been no transaction or series of similar transactions since the beginning of the Company’s last completed fiscal year, and there is no currently proposed transaction or series of similar proposed transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $60,000 and in which any Participant or any associate of any Participant had, or will have, a direct or indirect material interest:

•	The Company paid $20,000 in 2004 and $14,000 in both 2003 and 2002, for engineering consulting fees to a majority-owned subsidiary of Sizeler Realty. During 2004, 2003 and 2002, the Company received management fees and commissions of approximately $303,000, $294,000 and $461,000, respectively, from various entities in which Mr. Lassen and/or his spouse have an interest. The Company has entered into relationships for 2005 on similar terms and conditions.

•	The Company leases approximately 14,800 square feet of non-retail space at the Westland Shopping Center to Sizeler Realty. Under this lease, Sizeler Realty paid an annual market rate of rent, including expense reimbursements, of $112,000 in 2004 and $111,000 in 2003 and 2002. The term of the lease expires January 31, 2007 and the lease provides for one remaining five-year renewal option. Pursuant to a month-to-month agreement between Sizeler Real Estate Management Co., Inc.

(“SREMCO”), a wholly-owned subsidiary of the Company, and Sizeler Realty, SREMCO occupies approximately 97% of the 14,800 square feet of space and paid rent to Sizeler Realty of $112,000 in 2004 and $111,000 in 2003 and 2002 for use of the space. These lease arrangements are continuing in 2005 at similar rates.

•     The Company holds its interest in the Westland Shopping Center pursuant to a long-term ground lease with Westland Shopping Center LLC (the “LLC”), expiring on December 31, 2046. The LLC is owned by the wife of Mr. Lassen and her brother. The Company contractually paid ground rent of $65,000 in 2004, $63,000 in 2003 and $65,000 in 2002. These ground rent payments will also be made in 2005 at similar rates.

•     In March 1991, the Company purchased a 50% interest in the Southwood Shopping Center (“Southwood”) from Sizeler Realty (LaPalco), Inc. (“LaPalco”), a wholly-owned subsidiary of Sizeler Realty, for $900,000. Southwood is subject to a long-term ground lease expiring on March 31, 2031 from an entity in which Mr. Lassen’s wife, her brother and her brother’s wife own the total interests. The rent under the ground lease is 50% of cash flow (after debt service and certain other adjustments) up to a maximum of $225,000, and in the event the rental payment shall reach $225,000 in any year, it shall remain fixed at $225,000 for each year thereafter. No ground rent was paid under the lease agreement in 2004. Ground rent in the amount of $10,000 was paid in 2003 and $27,000 was paid in 2002. In July 2004, LaPalco paid off the entire balance of the mortgage note and subsequently cancelled the mortgage on the property.

•     Mr. Lassen is a director and Vice Chairman of Hibernia National Bank (“Hibernia”) and Hibernia Corporation. At December 31, 2004, $15,000,000 of the Company’s $60,000,000 of bank lines of credit was provided by Hibernia. The Company had no borrowings under this line at March 31, 2005 and borrowing totaling $136,000 at December 31, 2004. The Company had borrowings under a line of credit from Hibernia totaling $11,633,000 at December 31, 2003.